UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 11)*

                        RAMTRON INTERNATIONAL CORPORATION
                    _________________________________________
                                (Name of Issuer)


                                  COMMON STOCK
                             ______________________
                         (Title of Class of Securities)


                                    75190710
                             ______________________
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP  No.     75190710

1.     NAME  OF  REPORTING  PERSON
       S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

            NATIONAL  ELECTRICAL  BENEFIT  FUND
            53-0188157

2.     CHECK  TO  APPROPRIATE  BOX  IF  A  MEMBER OF A GROUP*     (a)     [    ]
                                                                  (b)     [    ]
            N/A

3.     SEC  USE  ONLY

4.     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

            United  States

NUMBER  OF          5.     SOLE  VOTING  POWER            2,544,377
SHARES
BENEFICIALLY        6.     SHARED  VOTING  POWER          0
OWNED  BY
EACH                7.     SOLE  DISPOSITIVE  POWER       2,544,377
REPORTING
PERSON              8.     SHARED  DISPOSITIVE  POWER     0

9.     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
                           2,544,377

10.     CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
        CERTAIN  SHARES*
                            N/A

11.     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

                            13.8%

12.     TYPE  OF  REPORTING  PERSON*

                            EP


                                *See Instruction

                                  SCHEDULE 13G

CUSIP  No.     75190710

1.     NAME  OF  REPORTING  PERSON
       S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

            EDWIN  D.  HILL,  as  TRUSTEE  of  the
            NATIONAL  ELECTRICAL  BENEFIT  FUND


2.     CHECK  TO  APPROPRIATE  BOX  IF  A  MEMBER OF A GROUP*     (a)     [    ]
                                                                  (b)     [    ]
            N/A

3.     SEC  USE  ONLY

4.     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

            United  States


NUMBER  OF      5.     SOLE  VOTING  POWER          0
SHARES
BENEFICIALLY    6.     SHARED  VOTING  POWER        2,544,377**
OWNED  BY
EACH            7.     SOLE  DISPOSITIVE  POWER     0
REPORTING
PERSON          8.     SHARED  DISPOSITIVE  POWER   2,544,377**


9.     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
            2,544,377**

10.     CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
        CERTAIN  SHARES*

            N/A

11.     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

            13.8%

12.     TYPE  OF  REPORTING  PERSON*

            IN


        *See  Instruction

        ** The Reporting Person expressly disclaims beneficial ownership of such shares, all of which are owned by the National Electrical Benefit Fund.

                                  SCHEDULE 13G

CUSIP  No.     75190710

1.     NAME  OF  REPORTING  PERSON
       S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

            JOHN  M.  GRAU,  as  TRUSTEE  of  the
            NATIONAL  ELECTRICAL  BENEFIT  FUND

2.     CHECK  TO  APPROPRIATE  BOX  IF  A  MEMBER OF A GROUP*     (a)     [    ]
                                                                  (b)     [    ]
            N/A

3.     SEC  USE  ONLY

4.     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

            United  States


NUMBER  OF      5.     SOLE  VOTING  POWER            0
SHARES
BENEFICIALLY    6.     SHARED  VOTING  POWER          2,544,377**
OWNED  BY
EACH            7.     SOLE  DISPOSITIVE  POWER       0
REPORTING
PERSON          8.     SHARED  DISPOSITIVE  POWER     2,544,377**


9.     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
            2,544,377**

10.     CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
        CERTAIN  SHARES*

            N/A

11.     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
            13.8%

12.     TYPE  OF  REPORTING  PERSON*

            IN


        *See  Instruction

        ** The Reporting Person expressly disclaims beneficial ownership of such shares, all of which are owned by the National Electrical Benefit Fund.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Amendment  No.  11:

Item  1     (a)          Name  of  issuer:

                               RAMTRON  INTERNATIONAL  CORPORATION

Item  1     (b)          Address  of  issuer's  principal  executive  offices:

                               1850  RAMTRON  DRIVE
                               COLORADO  SPRINGS,  CO  80921

Item  2     (a)          Name  of  person  filing:

                               NATIONAL  ELECTRICAL  BENEFIT  FUND,  by
                               Edwin  D.  Hill  and  John  M.  Grau  as Trustees

Item  2     (b)          Address  of  principal  business  office:

                               1125  15th  STREET,  NW,  SUITE  401
                               WASHINGTON,  D.C.  20005

Item  2     (c)          Citizenship:                    United  States

Item  2     (d)          Title of class of  ecurities:   COMMON STOCK

Item  2     (e)          Cusip  No.:                     75190710

Item  3                  Type  of  Person:               Employee  Benefits Plan

Item  4     (a)          Amount  benefically  owned:     2,544,377

Item  4(b)               Percent  of  class:     13.8%

Item  4(c)              (i)     sole  power  to  vote:          2,544,377
                        (ii)    shared  power  to  vote:        0
                        (iii)   sole  power  to  dispose:       2,544,377
                        (iii)   shared  power  to  dispose:     0

Item  5      Ownership  of  5 percent or less of a class:     Not Applicable

Item  6      Ownership  of  more than 5 percent on behalf of another person:
             Not  Applicable

Item  7      Identification and classification of subsidiary:  Not applicable


Item  8      Identification and classification of members of the group:
             Not  applicable

Item  9      Notice  of  dissolution  of  the group:          Not applicable

Item  10     Certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                         _______________________________
                                         Date




                                         _______________________________
                                         EDWIN  D.  HILL
                                         Trustee




                                         _______________________________
                                         JOHN  M.  GRAU
                                         Trustee